INTACTA Releases Developer Kit for Secure Print and Wireless Data
Transmission

SDK Enables Intacta.Code Use with Virtually Any Application

Atlanta, GA, November 28, 2000  Intacta Technologies Inc. (OTCBB: ITAC) announced today the release of Intacta.Code SDK for Windows. The developer kit enables any company to integrate Intacta.Code into enterprise applications requiring secure and reliable sharing of enterprise data across any media.

"Intacta.Code can now easily integrate with key enterprise application areas such as supply chain, knowledge management, and pervasive computing," said Noel Bambrough, Chief Operating Officer of Intacta Technologies Inc. "Our unique ability to encode and transmit any data in both analog and digital formats opens a whole new opportunity for application developers to reduce the complexities of moving information. Now one format - Intacta.Code - can simultaneously address both printed and wireless media."

Intacta.Code

Intacta.Code deploys Compression, encoding, and Error Correction Engines that compress, secure and correct content using patented process originally developed for the military. The error correction is very robust, allowing for degradation of the transmission or storage medium while maintaining 100% of the content and format. Intacta.Code's ability to seamlessly embed itself into virtually any application (or device) has created a wide spectrum of uses ranging from:

  The world's largest newspaper, Japan's Yomiuri Shimbun. Intacta.Code delivers multimedia files directly in newsprint to 10 million readers every week.

  Intacta.Code was recently featured in President Clinton's Digital Divide Tour to compress and transmit data for the visually impaired for processing text-to-speech information.

  An Intacta.Code "plug-in" for IBM's WebSphere Everyplace Suite for pervasive computing platform.

  Intertek Testing Services, the world's largest import/export testing and documentation service, uses Intacta.Code to generate "tamper-proof" export documentation.

  The Intacta SDK for Windows is a 32-bit development environment for use with Windows NT, Windows 2000, and Windows 9X platforms. Pricing and licensing details may be obtained by contacting Intacta Technologies, Inc.

  About Intacta Technologies Inc.
  INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia with its research and development facilities in Beer Sheva, Israel. The Company develops and markets software components designed to bridge enterprise communications and information management systems across digital and non-digital media. Intacta.Code™, the company's flagship product, is an award winning technology patented in the United States, Israel and Europe. Platform independent, and language transparent, Intacta.Code is designed to integrate with existing enterprise communications and information management systems which require enhancements to security, transmission, and device handling capability on handheld platforms, including Windows CE, WAP and Palm OS. Intacta licenses its Intacta.Code to developers and system integrators, either as a stand-alone module or as an SDK for seamless and transparent integration within any application. More information about Intacta.Code may be found at www.intacta.com.

  This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

  Media Contact:
  Steve Bosak
  SRB Communications
  630-406-6130
  steve@srbcomm.com

  Company Contact:
  Noel Bambrough
  Intacta Technologies Inc.
  404-880-9919
  nbambrough@intacta.com

  Intacta and Intacta.Code are trademarks of the Company. All other company/product names mentioned may be trademarks or registered trademarks of their respective holders and are used for identification purpose only.